Exhibit A

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Delcath Systems, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Rosalind Advisors, Inc.
By:	/s/ Steven Salamon
Name: Steven Salamon
Title: President

Rosalind Opportunities Fund I L.P.
By:	/s/ Steven Salamon
Name: Steven Salamon
Title: President, Rosalind Advisors, Inc.

Rosalind Master Fund L.P.
By:	/s/ Mike McDonald
Name: Mike McDonald
Title: Director, Rosalind (Cayman) Ltd. (as General Partner to Rosalind Master Fund)

By:	/s/ Steven Salamon
Name: Steven Salamon